Exhibit 10.27

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION

AMENDMENT NO. 9 TO

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Amendment No. 9 to Amended and Restated Master Repurchase Agreement, dated as of February 26, 2020 (this “Amendment”), between UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (the “Buyer”) and CALIBER HOME LOANS, INC. (the “Seller”).

RECITALS

The Buyer and the Seller are parties to that certain (a) Amended and Restated Master Repurchase Agreement, dated as of November 25, 2016 (as amended by Amendment No. 1, dated as of June 16, 2017, Amendment No. 2, dated as of December 13, 2017, Amendment No. 3, dated as of January 12, 2018, Amendment No. 4, dated as of February 2, 2018, Amendment No. 5, dated as of February 28, 2018, Amendment No. 6, dated as of June 22, 2018, Amendment No. 7, dated as of September 18, 2018, and Amendment No. 8, dated as of February 27, 2019, the “Existing Repurchase Agreement”; and as further amended by this Amendment, the “Repurchase Agreement”) and (b) Pricing Letter, dated as of November 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Pricing Letter”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement or the Pricing Letter, as applicable.

The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by deleting the definitions of “Indebtedness” and “Pricing Letter” in their entireties and replacing them with the following:

“Indebtedness” shall mean (a) all indebtedness for borrowed money or for the deferred purchase price of property or services and all obligations under leases which are or should be under GAAP, recorded as finance leases, in respect of which a person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a person otherwise assures a creditor against loss, (b) all obligations for borrowed money or for the deferred purchase price of a property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including without limitation accounts receivable and contract rights) owned by a person, whether or not such person has assumed or become liable for the payment thereof, and (c) all other liabilities and obligations which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto.

“Pricing Letter” shall mean that certain letter agreement among Buyer and the Seller, dated as of February 27, 2019, as the same may be amended from time to time.

SECTION 2. Representations. Section 10 of the Existing Repurchase Agreement is hereby amended by deleting subsection (w) in its entirety and replacing it with the following:

(w) Agency Approvals. With respect to each Agency Approval and to the extent previously approved, Seller is in good standing, with no event having occurred or that Seller reasonably believes would result in, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable Agency Approvals or require notification to the relevant Agency.

SECTION 3. Covenants. Section 11 of the Existing Repurchase Agreement is hereby amended by:

3.1 deleting the opening sentence of subsection (c)(i) in its entirety and replacing it with the following:

(i) Immediately, except as otherwise set forth herein, after a Responsible Officer, chief executive officer, chief financial officer, chief operating officer, deputy chief financial officer, executive vice president of capital markets, or senior vice president of structured finance of Seller has any knowledge of:

3.2 deleting subsection (c)(ii) in its entirety and replacing it with the following:

(ii) Promptly, but no later than two (2) Business Days after Seller receives notice of the same, (A) Mortgage Loans in an aggregate principal amount in excess of $[***] during any twelve (12) month period (i) submitted for inclusion into an Agency Security and rejected by that Agency for inclusion in such Agency Security or (ii) submitted to an Approved Investor (whole loan or securitization) and rejected for purchase by such Approved Investor; or (B) the termination for cause or suspension of approval of Seller to sell any Mortgage Loans to any Approved Investor.

3.3 deleting subsection (p) in its entirety and replacing it with the following:

(p) Scheduled Indebtedness. Without prior written notice to Buyer, Seller shall not incur any additional material Indebtedness (other than (i) the Scheduled Indebtedness listed under the definition thereof including any increase in the amounts due thereunder, (ii) Indebtedness incurred in connection with mortgage financing facility, mortgage servicing facility or servicing advance facility (including, without limitation, any warehouse, repurchase, purchase or similar credit facility), (iii) usual and customary accounts payable for a mortgage company and (iv) any finance lease obligation having obligations that are outstanding or will be payable in the aggregate during the next twelve (12) month period of $[***] or less). Other than the Indebtedness described in clauses (i) through (iv) of the preceding sentence, Seller shall not incur any material Indebtedness in an amount of $[***] or greater in any twelve (12) month period without the prior written consent of Buyer.

3.4 deleting subsection (r) in its entirety and replacing it with the following:

(r) Transactions with Affiliates. Except with respect to (1) management fees payable to Seller’s investment advisor, in an aggregate amount no greater than [***], or (2) any unsecured loan made to Seller by LoneStar Fund VI (U.S.), L.P., in an aggregate amount no greater than [***], Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (i) not otherwise prohibited in this Agreement, (ii) in the ordinary course of Seller’s business and (iii) upon fair and reasonable terms no less favorable to Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

SECTION 4. Representations and Warranties. Schedule 1 to the Existing Repurchase Agreement is hereby amended by deleting paragraphs (w), (qq) and (yy) in their entirety and replacing them with the following:

(w) Origination; Payment Terms. Except with respect to a Correspondent Mortgage Loan, the Mortgage Loan was originated by or in conjunction with Seller. Seller is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203, 211 or 184 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on a Mortgage Loan that is not a Ginnie Mae Modified Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The mortgage interest rate as well as the lifetime rate cap and the periodic cap are as set forth on the Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the mortgage interest rate on each interest rate adjustment date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified, the Mortgage Loan is payable on the first day of each month. There are no Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.

(qq) Construction or Rehabilitation of Mortgaged Property. Other than with respect to [***] or any other specific Mortgage Loan acceptable to Buyer in writing, no Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property.

(yy) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (i) is classified as High Cost Mortgage Loans or (ii) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions). No Mortgagor was encouraged or required to select a Mortgage Loan product offered by Seller or the originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by Seller or originator.

SECTION 5. Scheduled Indebtedness. Schedule 3 to the Existing Master Repurchase Agreement is hereby amended by deleting such schedule in its entirety and replacing it with Annex A hereto.

SECTION 6. Conditions Precedent. This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

6.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(i) this Amendment, executed and delivered by duly authorized officers, as applicable, of the Buyer and Seller; and

(ii) Amendment No. 8 to the Pricing Letter, executed and delivered by duly authorized officers, as applicable, of the Buyer and Seller.

SECTION 7. Ratification of Agreement. As amended by this Amendment, the Existing Repurchase Agreement is in all respects ratified and confirmed and the Existing Repurchase Agreement as so modified by this Amendment shall be read, taken, and construed as one and the same instrument.

SECTION 8. Representations and Warranties. Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 10 of the Repurchase Agreement. Seller hereby represents and warrants that this Amendment has been duly and validly executed and delivered by it, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 9. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 10. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 11. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. The parties agree that this Amendment, any documents to be delivered pursuant to this Amendment and any notices hereunder may be transmitted between them by email and/or by facsimile. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment. The original documents shall be promptly delivered, if requested.

SECTION 12. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 13. GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER SHALL BE GOVERNED BY E-SIGN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK, as Buyer

By:	/s/ Gary Timmerman
	Name:	Gary Timmerman
	Title:	Managing Director

By:	/s/ Ari Lash
	Name:	Ari Lash
	Title:	Executive Director

CALIBER HOME LOANS, INC., as Seller

By:	/s/ William Dellal
	Name:	William Dellal
	Title:	Chief Financial Officer

Signature Page to Amendment No. 9 to Amended and Restated Master Repurchase Agreement

SCHEDULE 2

RESPONSIBLE OFFICERS

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Signature
Sanjiv Das	Chief Executive Officer	/s/ Sanjiv Das

William Dellal	Chief Financial Officer	/s/ William Dellal

Vasif Imtiazi	Deputy Chief Financial Officer & Treasurer	/s/ Vasif Imtiazi

Glenn Minkoff	Senior Vice President	/s/ Glenn Minkoff

Ken Adler	Executive Vice President	/s/ Ken Adler

John Hsu	Vice President	/s/ John Hsu

Amit Ambuj	Vice President	/s/ Amit Ambuj

1

Annex A

to the Amendment

SCHEDULE 3

SCHEDULED INDEBTEDNESS

Annex A-1